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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO._____)*



                          Avalon Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   05346P 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d - 1(b)
[ ]  Rule 13d - 1(c)
[X]  Rule 13d - 1(d)



















-------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP NO. 05346P 10 6                 13G                     Page 2 of 11 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Forward Ventures IV, L.P.
       I.R.S. Identification No. 33-0910769
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER

       NUMBER OF              0

         SHARES           ------------------------------------------------------
                          6   SHARE VOTING POWER
      BENEFICIALLY
                              593,190
        OWNED BY
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

       REPORTING              0

         PERSON           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
          WITH
                              593,190

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       593,190

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         [ ]
       SHARES (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN

--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 05346P 10 6                 13G                     Page 3 of 11 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward Ventures IV B, L.P.
        I.R.S. Identification No. 33-0913162
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER

       NUMBER OF              0

         SHARES           ------------------------------------------------------
                          6   SHARE VOTING POWER
      BENEFICIALLY
                              593,190
        OWNED BY
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

       REPORTING              0

         PERSON           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
          WITH
                              593,190

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       593,190

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         [ ]
       SHARES (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN

--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 05346P 10 6                 13G                     Page 4 of 11 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Forward IV Associates, LLC
        I.R.S. Identification No. 33-0908667
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER

       NUMBER OF              0

         SHARES           ------------------------------------------------------
                          6   SHARE VOTING POWER
      BENEFICIALLY
                              593,190
        OWNED BY
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

       REPORTING              0

         PERSON           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
          WITH
                              593,190

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       593,190

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         [ ]
       SHARES (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN

--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 05346P 10 6                 13G                     Page 5 of 11 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Standish M. Fleming

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER

       NUMBER OF              0

         SHARES           ------------------------------------------------------
                          6   SHARE VOTING POWER
      BENEFICIALLY
                              593,190
        OWNED BY
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

       REPORTING              0

         PERSON           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
          WITH
                              593,190

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       593,190

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         [ ]
       SHARES (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN

--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 05346P 10 6                 13G                     Page 6 of 11 Pages
---------------------                                         ------------------


--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Ivor Royston, M.D.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                          5   SOLE VOTING POWER

       NUMBER OF              4,583

         SHARES           ------------------------------------------------------
                          6   SHARE VOTING POWER
      BENEFICIALLY
                              593,190
        OWNED BY
                          ------------------------------------------------------
          EACH            7   SOLE DISPOSITIVE POWER

       REPORTING              4,583

         PERSON           ------------------------------------------------------
                          8   SHARED DISPOSITIVE POWER
          WITH
                              593,190

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       597,773

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         [ ]
       SHARES (See Instructions)


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN

--------------------------------------------------------------------------------

ITEM 1(a).          NAME OF ISSUER:

                    Avalon Pharmaceuticals, Inc.


ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    20358 Seneca Meadows Parkway, Germantown, MD 20876


ITEM 2(a).          NAME OF PERSONS FILING:

                    (1) Forward Ventures IV, L.P.; (2) Forward Ventures IV B, L.P.; (3) Forward IV Associates, LLC (the sole general partner of Forward Ventures IV, L.P. and Forward Ventures IV B, L.P.); and (4) each of Standish M. Fleming and Ivor Royston, M.D. (the managing members of Forward IV Associates, LLC). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."


ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    The address of the principal business office of each of the Reporting Persons is 9393 Towne Centre Drive, Suite 200, San Diego, CA 92121.


ITEM 2(c).          CITIZENSHIP:

                    Forward Ventures IV, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward Ventures IV B, L.P. is a limited partnership organized under the laws of the State of Delaware. Forward IV Associates, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Standish M. Fleming and Ivor Royston, M.D. is a United States citizen.


ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock, $0.01 Par Value Per Share


ITEM 2(e).          CUSIP NUMBER

                    05346P 10 6


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS A:

                    (a)  [ ]  Broker or dealer registered under Section 15 of
                              the Exchange Act.

                    (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                              Act.

                    (c)  [ ]  Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act.











                               Page 7 of 11 pages

                    (d)  [ ]  Investment company registered under Section 8 of the Investment Company Act.

                    (e)  [ ]  An investment adviser in accordance with
                              Rule 13d-1(b)(1)(ii)(E);

                    (f)  [ ]  An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);

                    (g)  [ ]  A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G);

                    (h)  [ ]  A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act;

                    (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                    Not applicable.


ITEM 4.        OWNERSHIP:

                        (a)     Amount Beneficially Owned:

                                As of December 31, 2005, Forward Ventures IV, L.P. was the record holder of 546,833 shares of Common Stock. As of December 31, 2005, Forward Ventures IV B, L.P. was the record holder of 46,357 shares of Common Stock (such 593,190 shares of Common Stock to be referred to collectively as the "Record Shares").

                                By virtue of the affiliate relationship among Forward Ventures IV, L.P., Forward Ventures IV B, L.P. and Forward IV Associates, LLC, Forward IV Associates, LLC may be deemed to own beneficially all of the Record Shares. In their capacities as individual managing members of Forward IV Associates, LLC, Standish M. Fleming and Ivor Royston, M.D. may be deemed to own beneficially all of the Record Shares.

                                Each of the Reporting Persons expressly
                                disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, of any shares of Common Stock of Avalon Pharmaceuticals, Inc., except in the case of Forward Ventures IV, L.P., Forward Ventures IV B, L.P. and Ivor Royston, M.D. for the 546,833, 46,357 and 4,583 shares or options to purchase shares, as the case may be, which they respectively hold.

                        (b)     Percent of Class:

                                Each Reporting Person: 5.7%








                               Page 8 of 11 pages

                        (c)     Number of shares as to which such person has:

                                (i) Sole power to vote or direct the vote: 0 shares for each Reporting Person except Ivor Royston, M.D. 4,583 shares for Ivor Royston, M.D.

                                (ii) Shared power to vote or to direct the vote: 593,190 shares for each Reporting Person.

                                (iii) Sole power to dispose or to direct the disposition of 0 shares for each Reporting Person except Ivor Royston, M.D. 4,583 shares for Ivor Royston, M.D.

                                (iv) Shared power to dispose or to direct the disposition of 593,190 shares for each Reporting Person.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.


ITEM 10.       CERTIFICATION:

               Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).






                               Page 9 of 11 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2006


FORWARD VENTURES IV, L.P.

         By:  Forward IV Associates, LLC


         By: /s/ Standish M. Fleming
             ---------------------------------------
         Name: Standish M. Fleming
         Title: Managing Member




FORWARD VENTURES IV B, L.P.

         By:  Forward IV Associates, LLC


         By: /s/ Standish M. Fleming
             ---------------------------------------
         Name: Standish M. Fleming
         Title: Managing Member




FORWARD IV ASSOCIATES, LLC


         By: /s/ Standish M. Fleming
             ---------------------------------------
         Name: Standish M. Fleming
         Title: Managing Member



/s/ Standish M. Fleming
--------------------------------
Standish M. Fleming



/s/ Ivor Royston, M.D.
--------------------------------
Ivor Royston, M.D.






                               Page 10 of 11 pages

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Avalon Pharmaceuticals, Inc.

     EXECUTED on this 13th day of February, 2006.


FORWARD VENTURES IV, L.P.

         By:  Forward IV Associates, LLC


         By: /s/ Standish M. Fleming
             ---------------------------------------
         Name: Standish M. Fleming
         Title: Managing Member



FORWARD VENTURES IV B, L.P.

         By:  Forward IV Associates, LLC


         By: /s/ Standish M. Fleming
             ---------------------------------------
         Name: Standish M. Fleming
         Title: Managing Member



FORWARD IV ASSOCIATES, LLC


         By: /s/ Standish M. Fleming
             ---------------------------------------
         Name: Standish M. Fleming
         Title: Managing Member



/s/  Standish M. Fleming
------------------------------------
Standish M. Fleming



/s/ Ivor Royston, M.D.
------------------------------------
Ivor Royston, M.D.










                               Page 11 of 11 pages